UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2004

SAFE TECHNOLOGIES INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-17746	22-2824492
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2875 S. Ocean Blvd., Suite 104, Palm Beach, Florida 33480

(Address of Principal Executive Office) (Zip Code)

561-832-2700

(Registrant’s telephone number, including area code)

125 Worth Avenue, Suite 113, Palm Beach, Florida 33480

(Former Name or Former Address, If Changed Since Last Report.)

Item 1.     Changes in Control of Registrant.

The Lang Family Trust has closed its sale of 225,000,000 shares of the Company’s common stock, representing approximately 24.5% of the Company’s outstanding stock.  The total purchase price was $1,237,678, and included a $387,357 promissory note from the Company representing accumulated loans made by the Trust.

The purchaser was Universal Equity Holdings, LLC, as assignee of Zaras Investments, Inc.  Universal Equity paid cash for the stock, and has informed the Company that none of the funds were borrowed, but were available for investment from funds contributed to Universal Equity by its members.  The Company is awaiting information as to the identity and ownership percentages of the principals of Universal Equity.

As previously reported, the Company expects that its directors and officers will be replaced in an orderly fashion.  In conjunction with the closing, Barbara L. Tolley, trustee of the Lang Family Trust and a director of the Company, resigned as of July 15, 2004.  Charles Martus, another director of the Company, resigned as of July 16, 2004.  Bradford L. Tolley, son of Ms. Tolley, and Secretary and Treasurer of the Company, resigned those positions as of August 4, 2004.  It is expected that the Company’s remaining two directors will fill the vacancies on the Company’s Board of Directors by appointing persons nominated by Universal Equity, and that the newly constituted Board will appoint new officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAFE TECHNOLOGIES INTERNATIONAL, INC.

Date: August 10, 2004	By:	/s/ MICHAEL J. POSNER
Michael J. Posner President